Exhibit (d)(11)

JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of February 24, 2026 (this “Agreement”), is entered into by Kona Bidco, LLC, a Delaware limited liability company (“Parent”), and Hamblin Watsa Investment Counsel Ltd., a corporation organized under the Laws of Canada (“HWIC”), in its capacity as investment manager and/or pursuant to a power of attorney on behalf of Odyssey Reinsurance Company (“ORC”) and Odyssey Reinsurance (Barbados) Ltd. (“ORBL”).

WHEREAS, reference is made to that certain Rollover Agreement, dated as of February 16, 2026 (the “Rollover Agreement”), among Parent, HWIC and the persons identified therein as “Holders” (capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Rollover Agreement);

WHEREAS, ORC, a Holder, holds 935,807 Rollover Shares, and wishes to transfer all of such Rollover Shares to ORBL in connection with a portfolio rebalancing HWIC wishes to carry out in the ordinary course of business;

WHEREAS, ORBL desires to enter into this Agreement to be bound by the terms and conditions of the Rollover Agreement; and

WHEREAS, pursuant to Section 8 of the Rollover Agreement, a Holder may assign its rights, interests and obligations under the Rollover Agreement, in whole or in part, to an Affiliate, so long as the transferee executes a joinder to the Rollover Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Affiliate.  ORBL hereby represents and warrants to Parent that it has received and reviewed a complete copy of the Rollover Agreement and that ORBL is an Affiliate of ORC.

2. Joinder.  ORBL hereby acknowledges, agrees and confirms that, by its execution of this Agreement, it will be a party to the Rollover Agreement and a Holder for all purposes of the Rollover Agreement, and hereby expressly (a) accepts and assumes all of the rights and obligations of a Holder thereunder and (b) agrees to be fully bound by and subject to, and to comply with, all of the terms, conditions and provisions of the Rollover Agreement applicable to the Holders as if it had originally executed the Rollover Agreement.

3. Miscellaneous.  The provisions set forth on the Rollover Agreement, other than Section 11, are herein incorporated by reference as if fully set forth herein, mutatis mutandis, and ORBL agrees to such terms.  This Agreement and the Rollover Agreement (including Exhibit A), taken together with the Merger Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

KONA BIDCO, LLC

By:	/s/ William J. McMorrow
	Name:	William J. McMorrow
	Title:	Chief Executive Officer

[Signature Page to Joinder Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

KONA BIDCO, LLC

By:
Name:
Title:

HAMBLIN WATSA INVESTMENT COUNSEL LTD., in its capacity as investment manager and/or pursuant to a power of attorney on behalf of Odyssey Reinsurance Company and Odyssey Reinsurance (Barbados) Ltd.

By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Chief Risk Officer

[Signature Page to Joinder Agreement]